Exhibit 10.1

MEMBERSHIP AGREEMENT

HI GLEN BONILLA

Please review your Membership Details below.

If you have any questions or concerns, please don't hesitate to reach out to us at hollywood@wework.com

PRIMARY MEMBER INFORMATION

MassRoots

Primary member: Glen Bonilla

glen@massroots.com

+17203155925

JOINING	INCLUDED CREDIT ALLOTMENTS

WeWork Hollywood 4084 • 3 person office $1,650.00 /mo Start Date: August 1, 2018 Commitment term: 1 month Additional Fees Setup Fee $300.00

Conference room credits

22 total credits per month ending on July 31, 2018.
16 total credits per month starting on August 1, 2018.

Print credits

720 total black & white prints and 120 total color prints per month ending on July 31, 2018.

360 total black & white prints and 60 total color prints per month starting on August 1, 2018.

SERVICE RETAINER SUMMARY

Service retainer fees for WeWork Hollywood $4,125.00 2.5x monthly membership fee

WeWork Membership Agreement	1

Your service retainer balance will be charged with any other additional fees.

TERMS & CONDITIONS

By electronically signing the(se) membership agreement(s) below, your company is entering into legally binding agreement(s). Please download and read carefully prior to signing. Any Agreement(s), including the(se) Terms and Conditions and Membership Details form(s), and any applicable Service Package Addendum(s), will be effective when signed by both parties. In the event of any conflict between the(se) Terms and Conditions and the Membership Details form(s), the Membership Details form(s) shall prevail.

When signing this (these) Agreement(s) you must have the proper authority to execute this (these) Agreement(s) on behalf of the company listed above and incur the obligations described in this (these) Agreement(s) on behalf of such company.

☑	I agree to the(se) Terms & Conditions, Payment Authorization Terms, Membership Details Terms, and any applicable Service Package Addendum in this (these) Membership Agreement(s). I additionally agree that in the event I have any pre-existing Membership Agreement(s) the terms of such Agreement(s) which are not revised, amended or terminated herein remain unchanged.

Community Manager's signature	Electronic Signature

Austin Carter	Glen Bonilla

WeWork L.A. LLC	MassRoots

Signed on July 24, 2018

WeWork
WeWork L.A. LLC
7083 Hollywood Boulevard	3108538014
Los Angeles, CA, 90028, USA	hollywood@wework.com

WeWork Membership Agreement	2

TERMS & CONDITIONS

1.	THE LINGO

“Authorized Signatory” means an individual authorized to legally bind your company.

“Capacity” means number set forth in the Membership Details Form in the “Capacity” field.

“Main Premises” means the Premises in which the Office Space is located, as set forth in the Membership Details Form.

“Member” means each person you authorize on your Member List as being allowed to receive the Services (defined below).

“Member Company” or “you” means the company, entity, or individual that enters into a Membership Agreement with WeWork and is listed in the Membership Details Form.

“Office Space” means the office number(s) and/or workspace location(s) specified in the Membership Details Form, provided that, if the symbol “Ø” is included on the Form, we will provide the office number(s) and/or workspace location(s) for the indicated Capacity prior to the Start Date.

“Premises” means a building or portion of a building in which WeWork offers or plans to offer offices, workstations, other workspaces, and/or other services to Members.

“Primary Member” means the primary in-Premises Member contact for WeWork.

“Start Date” means the date set forth in the Membership Details Form.

“WeWork,” “we” or “us” means the WeWork entity you are contracting with.

“WeWork Member Network” means the WeWork members-only online community accessed through the internet or our mobile app.

2.	THE BENEFITS OF MEMBERSHIP

a.	Services. Subject to the terms and conditions of this agreement, including any attachments, exhibits, and supplements (collectively, the “Agreement”) and any other policies we make available to you with prior notice from time to time, during the Term (defined below), WeWork will use commercially reasonable efforts to provide you (and your Members, as applicable) the services described below. These services are referred to in this Agreement as the “Services.”

●	Non-exclusive access to the Office Space.

●	Regular maintenance of the Office Space.

●	Furnishings for the Office Space of the quality and in the quantity typically provided to other WeWork Member Companies with similar office space, workstations, and/or other workspace, as applicable, in the Premises.

●	Access to and use of the WeWork Member Network site in accordance with the terms of services available at members.wework.com/terms.

●	Access to and use of the shared Internet connection in accordance with the terms of services available at wework.com/legal/wireless-network-terms-of-service.

●	Use of the printers, copiers and/or scanners available to our Members and Member Companies at a Premises.

●	Use of the conference rooms in your Main Premises and use of conference rooms in any other WeWork Premises, in each case subject to availability and your prior reservation of such conference rooms.

●	Heat and air-conditioning in the Office Space.

●	Electricity for reasonably acceptable office use.

●	Use, within the Premises, of kitchens and beverages made available therein.

●	Acceptance of mail and deliveries on behalf of your business during Regular Business Hours on Regular Business Days; provided that we are not liable for any mail or packages received without a WeWork employee’s signature indicating acceptance.

●	Opportunity to participate in members-only events, benefits and promotions.

b.	Certain Services. Use of the conference rooms in any WeWork Premises other than your Main Premises and heat and air-conditioning in the Office Space may only be available during Regular Business Hours on Regular Business Days, as defined below. “Regular Business Hours” are generally from 9:00 a.m. to 6:00 p.m. on Regular Business Days, with the exception of days prior to local bank/government holidays, when Regular Business Hours end at approximately 2:00 p.m. “Regular Business Days” are all weekdays, except local bank/government holidays and up to three other days of which we will inform you.

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c.	Our Reserved Rights. We are entitled to access your Office Space, with or without notice, in connection with our provision of the Services, for safety or emergency purposes or for any other purposes. We may temporarily move furniture contained in your Office Space. We reserve the right to alter your Office Space, provided that we will not do so in a manner that substantially decreases the square footage of your assigned Office Space or related amenities. We may also modify or reduce the list of Services or furnishings provided for your Office Space at any time. The Services may be provided by us, an affiliate or a third party.

d.	Office Space Not Timely Available. If we are unable to make the Office Space available by the Start Date we will not be subject to any liability related to such inability. This Agreement shall remain in full force and effect, provided that: (i) the failure to provide access to the Office Space does not last longer than two (2) months and (ii) at our sole discretion we will either (x) provide you with alternate office space (which may or may not be within a WeWork building) with reasonably comparable Capacity during such period and charge your Membership Fee or (y) not charge you the Membership Fee during the period the Office Space is not available to you. Following the two (2) month period set forth in (i) above, you shall have the ability to terminate this Agreement upon seven (7) days’ prior notice to us. For purposes of clarity, if we do provide you alternate office space as described in clause (x) above, during the period we provide you with such alternate office space, the individuals named as Members shall be deemed to be Members and otherwise shall be fully subject to the terms of this Agreement. Notwithstanding anything in this paragraph to the contrary, if the delay in providing the Office Space is due to your actions or inactions or due to changes in work to the Office Space requested by you, we will not be subject to any liability related to such delay nor will such delay affect the validity of this Agreement and we shall have no obligations to provide you with the benefits described in subsections (x) and (y) of this paragraph.

3.	YOUR MEMBERS

a.	Updating the Member List. Only those individuals set forth on the Member List will be deemed to be “Members” and entitled to the benefits described in this Agreement. Your Members will be able to begin using, accessing, and/or receiving the Services on the later of (i) the Start Date or (ii) the date we confirm the addition of such individual to the Member List. You are responsible for maintaining the accuracy of the Member List. Your Primary Member may make changes to your Member List via the Primary Member’s “Member Management” tool on the WeWork Member Network. To add new Members to your Member List in excess of the number allocated on the Membership Details Form, you must have your Primary Member send an email, from the Primary Member’s email account on file with WeWork, to the email address specified at the bottom of the Membership Details Form. The email requesting the change must include the name(s) and email address(es) of the departing and new Member(s) and the effective date of the change. If the number of Members or other individuals regularly using your Office Space exceeds the Capacity, you will be required to pay the then current additional fee as set forth on wework.com/faq. In no event will the number of Members exceed 1.5 times the number of desks in the Office Space, regardless of additional fees paid; however affiliated members with active We Membership, Hot Desk, and/or separate Dedicated Desk Memberships using desks outside of the Office Space will not count towards this limit. We reserve the right to further limit the number of Members allowed at any point.

Upon the addition of a Member to the Member List, WeWork will create a profile for such Member on the WeWork Member Network. Such profile will be viewable by us, our employees and agents, and other members. The created profile will include only the Member’s name and the Member Company; any additional information, including a photograph, shall be added solely as determined by you or your Members.

b.	Changes to or Removal of Primary Member or Authorized Signatory. An Authorized Signatory generally has the sole authority to make changes to or terminate this Agreement. A Primary Member will generally serve as WeWork’s primary contact regarding matters that involve your Members, the physical Office Space or the Premises. We will be entitled to rely on communications to or from the Authorized Signatory or Primary Member as notice to or from the applicable Member Company. However, an Executive Officer of the applicable Member Company (“Executive Officer”) will have the authority to override the request of an Authorized Signatory or Primary Member, as applicable, provided that we receive such a request within 24 hours following such Authorized Signatory’s or Primary Member’s request. We will be entitled to request reasonable information to confirm that an individual claiming to be an Executive Officer truly is one and to exercise our discretion in determining whether a particular position constitutes an “Executive Officer.” An Executive Officer will also have the authority to remove or replace the individual serving as the Authorized Signatory and/or Primary Member. Unless we receive instructions from the Authorized Signatory or Executive Officer, if the individual designated as the Primary Member ceases to provide services to the Member Company or ceases using the Office Space regularly, we will use our reasonable judgment in designating a replacement Primary Member.

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4.	MEMBERSHIP FEES; PAYMENTS

a.	Payments Due Upon Signing. Upon submitting a signed and completed Agreement, you will be obligated to deliver to us, in the amount(s) set forth on your Membership Details Form, (i) the Service Retainer and (ii) the Set-Up Fee.

b.	Membership Fee. During the Term (defined below) of this Agreement, your Membership Fee will be due monthly and in advance as of the first (1st) day of each month. You are obligated to make payment of all Membership Fees owed throughout the Commitment Term and this obligation is absolute notwithstanding any early termination of the Agreement by you (“Membership Fee Obligations”). You agree to pay promptly: (i) all sales, use, excise, value added, and any other taxes which you are required to pay to any other governmental authority (and, at our request, will provide to us evidence of such payment) and (ii) all sales, use, excise, value added and any other taxes attributable to your Membership as shown on your invoice. The Membership Fee set forth on the Membership Details Form covers the Services for only the number of Members indicated in the Membership Details Form. Additional Members will result in additional fees as set forth on wework.com/faq.

On each anniversary of the Start Date (including during any Commitment Term) the Membership Fee will be subject to an automatic three percent (3%) increase of the previous year’s Membership Fee. Following any Commitment Term, we reserve the right to further increase or decrease the Membership Fee at our sole discretion upon sixty (60) days’ prior notice to you.

c.	Invoices; Financial Information. WeWork will send or otherwise provide invoices and other billing-related documents, information and notices to the Primary Member, unless a different Billing Contact is indicated on the Membership Details Form. Change of the Billing Contact will require notice from the Authorized Signatory in accordance with this Agreement.

d.	Credits; Overage Fees. Each month, you will receive a certain number of credits for conference room use and a certain number of credits for color and black and white copies and printouts, as specified on the Membership Details Form. These allowances may not be rolled over from month to month. If these allocated amounts are exceeded, you will be responsible for paying fees for such overages. The current overage fee schedule is listed on wework.com/faq. All overage fees are subject to increase from time to time.

e.	Late Fees. If payment for the Membership Fee or any other accrued and outstanding fee is not made by the tenth (10th) of the month in which such payment is due, you will be responsible for paying the then-current late charge. The current late fee schedule is listed on wework.com/faq.

f.	Form of Payment. We accept payment of all amounts specified in this Agreement solely by the methods we communicate to you during the membership sign up process or from time to time during the Term. You are required to inform us promptly of any changes to your payment information. Changing your payment method may result in a change in the amount required under this Agreement to be held as the Service Retainer. Only a single payment method may be used at any given time to make payments under this Agreement.

g.	Outstanding Fees. Any outstanding fees will be charged in arrears on a monthly basis. When we receive funds from you, we will first apply funds to any balances which are in arrears and to the earliest month due first. Once past balances are satisfied, any remaining portion of the funds will be applied to current fees due. If any payments remain outstanding after we provide notice to you, we may, in our sole discretion, withhold Services or terminate this Agreement in accordance with Section 5(d).

h.	No Refunds. Except as provided in Sections 5(b) and 5(e) of this Agreement, there are no refunds of any fees or other amounts paid by you or your Members in connection with the Services.

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5.	TERM AND TERMINATION

a.	Term. This Agreement will be effective when signed by both parties (“Effective Date”); provided that we have no obligations to provide you with the Services until the later of (i) the date on which payment of your Service Retainer, Set-Up Fee and first month’s Membership Fee has been received by us or (ii) the Start Date. If the Start Date is a Regular Business Day, you will be entitled to move into the Office Space no earlier than 11:00 a.m. on the Start Date. If the Start Date is not a Regular Business Day, you will be entitled to move into the Office Space no earlier than 11:00 a.m. on the first Regular Business Day after the Start Date. Unless otherwise set forth on the Membership Details Form, following the Commitment Term, this Agreement shall continue on a month-to-month basis (any term after the Commitment Term, a “Renewal Term”). The Commitment Term and all subsequent Renewal Terms shall constitute the “Term.” If no Commitment Term is indicated on your Membership Details Form, the default Commitment Term shall commence on the Start Date and end one (1) month after the Start Date. This Agreement will continue until terminated in accordance with this Agreement.

b.	Cancellation Prior to Start Date by You. You may cancel this Agreement prior to the Start Date upon delivery of notice to us. If you terminate more than one (1) full calendar month prior to your Start Date, you may be entitled to a refund of your Set-Up Fee, less any applicable charges, expenses or deductions; however, you will not be entitled to a refund of your Service Retainer. If you terminate within one (1) full calendar month prior to your Start Date, you will not receive any refund of your Set-Up Fee or Service Retainer.

c.	Termination by You; Changes in Office Space. You may terminate this Agreement by delivering to us the WeWork Exit Form (“Exit Form”) at least one (1) full calendar month prior to the month in which you intend to terminate this Agreement (“Termination Effective Month”) and the termination will be effective on the later of the last Regular Business Day of the Termination Effective Month and the expiration of the Commitment Term. No termination by you shall be effective during the Commitment Term, and termination by you during the Commitment Term is a breach of this Agreement. If you terminate this Agreement prior to the end of the Commitment Term, your Membership Fee Obligations shall become immediately due. In addition to any rights, claims and remedies we choose to pursue in our discretion, your Service Retainer shall be forfeited immediately as a result of your breach. The Exit Form will be provided promptly upon your request during Regular Business Hours. For example, if you would like to terminate this Agreement on the last Regular Business Day of April, and assuming that the Commitment Term will have expired by such date, the last opportunity to deliver the Exit Form to us would be on March 31. The Exit Form needs to be completely filled out and signed by the Authorized Signatory. You will not be entitled to pro ration with respect to the last month's Membership Fee. For instance, if you vacate your Office Space before the last Regular Business Day of April, you will still owe us the full Membership Fee for the full month of April. On the last Regular Business Day of the Termination Effective Month, you must vacate the Office Space no later than 4:00 p.m.

d.	Termination or Suspension by Us. We may withhold Services or immediately terminate this Agreement: (i) upon breach of this Agreement by you or any Member; (ii) upon termination, expiration or material loss of our rights in the Premises; (iii) if any outstanding fees are still due after we provide notice to you; (iv) if you or any of your Members fail to comply with the terms and conditions of the WeWork Member Network Terms of Service, our Wireless Network Terms of Service, or any other policies or instructions provided by us or applicable to you; or (v) at any other time, when we, in our sole discretion, see fit to do so. You will remain liable for past due amounts, and we may exercise our rights to collect due payment, despite termination or expiration of this Agreement.

An individual Member will no longer be allowed access to the Services and is no longer authorized to access the Main Premises upon the earlier of (x) the termination or expiration of this Agreement; (y) your removal of such Member from the Member List or (z) our notice to you that such Member materially or repeatedly violated this Agreement.

e.	Service Retainer. The Service Retainer will be held as a retainer for performance of all your obligations under this Agreement, including the Membership Fee Obligations, and is not intended to be a reserve from which fees may be paid. In the event you owe us other fees, you may not rely on deducting them from the Service Retainer, but must pay them separately. We will return the Service Retainer, or any balance after deducting outstanding fees and other costs due to us, including any unsatisfied Membership Fee Obligations, to you by bank transfer or other method that we communicate to you within thirty (30) days (or earlier if required by applicable law) after the later of (i) the termination or expiration of this Agreement and (ii) the date on which you provide to us all account information necessary for us to make such payment. Return of the Service Retainer is also subject to your complete performance of all your obligations under this Agreement, including full satisfaction of your Membership Fee Obligations and any additional obligations applicable following termination or expiration of this Agreement.

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f.	Removal of Property Upon Termination. Prior to the termination or expiration of this Agreement, you will remove all of your, your Members’, and your or their guests’ property from the Office Space and Premises. After providing you with reasonable notice, we will be entitled to dispose of any property remaining in or on the Office Space or Premises after the termination or expiration of this Agreement and will not have any obligation to store such property, and you waive any claims or demands regarding such property or our handling of such property. You will be responsible for paying any fees reasonably incurred by us regarding such removal. Following the termination or expiration of this Agreement, we will not forward or hold mail or other packages delivered to us.

6.	HOUSE RULES

In addition to any rules, policies and/or procedures that are specific to a Main Premises used by you:

a.	You acknowledge and agree that:

●	keys, key cards and other such items used to gain physical access to the Premises, or the Office Space remain our property. You will cause your Members to safeguard our property and you will be liable for replacement fees should any such property be lost, stolen or destroyed;

●	you shall promptly notify us of any change to your contact and payment information;

●	we will provide notice to you of any changes to services, fees, or other updates by emailing the email addresses provided by you. It is your responsibility to read such emails and to ensure your Members are aware of any changes, even if we notify such Members directly;

●	carts, dollies and other freight items which may be made available may not be used in the passenger elevator except at our discretion;

●	all of your Members are at least 18 years of age;

●	you shall be solely and fully responsible for ensuring that no alcohol is consumed by any of your Members or guests who is younger than the legal age for consuming alcohol in the applicable jurisdiction;

●	common spaces are to be enjoyed by all our Member Companies, members and guests unless otherwise instructed by us, and are for temporary use and not as a place for continuous, everyday work;

•	you will provide us with reasonable notice of and complete all required paperwork prior to hosting any event at the Premises;

●	you will be responsible for any damage to your Office Space exceeding normal wear and tear;

●	you may not make any structural or nonstructural alterations or installations of wall attachments, furniture or antennae in the Office Space or elsewhere in the Premises without prior approval by us. In the event that any alterations or installations are made, you shall be responsible for the full cost and expense of the alteration or installation and, prior to the termination of this Agreement, the removal of such items and the restoration necessitated by any such alterations. To the extent that we incur any costs in connection with such alteration, installation or removal which are not otherwise paid by you we shall deduct such costs from the Service Retainer. In no event are you permitted to perform any of these actions. Only a member of our facilities staff is entitled to perform an alteration, installation, removal or restoration. Reach out to a member of your community team for more information;

●	you and your Members’ computers, tablets, mobile devices and other electronic equipment must be (i) kept up-to-date with the latest software updates provided by the software vendor and (ii) kept clean of any malware, viruses, spyware, worms, Trojans, or anything that is designed to perform malicious, hostile and/or intrusive operations. We reserve the right to remove any device from our networks that poses a threat to our networks or users until the threat is remediated; and

●	you consent to our non-exclusive, non-transferable use of your Member Company name and/or logo in connection with identifying you as a Member Company of WeWork, alongside those of other Member Companies, on a public-facing “Membership” display on wework.com, as well as in video and other marketing materials. You warrant that your logo does not infringe upon the rights of any third party and that you have full authority to provide this consent. You may terminate this consent at any time upon thirty (30) days’ prior notice.

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b.	No Member will:

●	perform any activity or cause or permit anything that is reasonably likely to be disruptive or dangerous to us or any other Member Companies, or our or their employees, guests or property, including without limitation the Office Space or the Premises;

●	use the Services, the Premises or the Office Space to conduct or pursue any illegal or offensive activities or comport themselves to the community in a similar manner;

●	misrepresent himself or herself to the WeWork community, either in person or on the WeWork Member Network;

●	take, copy or use any information or intellectual property belonging to other Member Companies or their Members or guests, including without limitation any confidential or proprietary information, personal names, likenesses, voices, business names, trademarks, service marks, logos, trade dress, other identifiers or other intellectual property, or modified or altered versions of the same, and this provision will survive termination of this Agreement;

●	take, copy or use for any purpose the name “WeWork” or any of our other business names, trademarks, service marks, logos, trade dress, other identifiers or other intellectual property or modified or altered versions of the same, or take, copy or use for any purpose any pictures or illustrations of any portion of the Premises, without our prior consent, and this provision will survive termination of this Agreement;

●	use the Office Space in a “retail,” “medical,” or other nature involving frequent visits by members of the public;

●	sell, manufacture or distribute any controlled substance, including alcoholic beverages, from the Office Space, or obtain a license for such sale, manufacture, importation, or distribution using the Office Space or the address of the Main Premises;

●	use our mail and deliveries services for fraudulent or unlawful purposes, and we shall not be liable for any such use;

●	make any copies of any keys, keycards or other means of entry to the Office Space or the Premises or lend, share or transfer any keys or keycards to any third party, unless authorized by us in advance;

●	install any locks to access the Office Space or anywhere within the Premises, unless authorized by us in advance;

●	allow any guest(s) to enter the building without registering such guest(s) and performing any additional required steps according to our policies; or

●	bring any weapons of any kind, or any other offensive, dangerous, inflammable or explosive materials into the Office Space or the Premises.

You are responsible for ensuring your Members comply with all House Rules.

7.	ADDITIONAL AGREEMENTS

a.	Information Technology. In order to utilize all the functionalities offered by us, it may be necessary to install software onto a Member’s computer, tablet, mobile device or other electronic equipment. In addition, a Member may request that we troubleshoot problems a Member may have with respect to printing, accessing the network connection or other issues. If we provide such services, we will not be responsible for any damage to your equipment.

WeWork provides shared Internet access to Members via a wired or wireless network connection. For those Members wishing to implement a private wired network, WeWork may allow you to install a firewall device for your exclusive access and use, subject to WeWork IT approval, and you will be responsible for removal of the same. Prior to any such installation or removal, you shall coordinate with the WeWork IT team to discuss the actual setup, appropriate time, manner and means for such installation or removal and any additional fees that may result from the request. To the extent that we incur any costs in connection with such installation or removal, which are not otherwise paid by you, we shall deduct such costs from the Service Retainer. You shall also be responsible for any monthly fees incurred relating to your private, secured wired network.

b.	Waiver of Claims. To the extent permitted by law, you, on your own behalf and on behalf of your Members, employees, agents, guests and invitees, waive any and all claims and rights against us and our landlords at the Premises and our affiliates, parents, and successors and each of our and their employees, assignees, officers, agents and directors (collectively, the “WeWork Parties”) resulting from injury or damage to, or destruction, theft, or loss of, any property, person or pet, except to the extent caused by the gross negligence, willful misconduct or fraud of the WeWork Parties.

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c.	Limitation of Liability. To the extent permitted by law, the aggregate monetary liability of any of the WeWork Parties to you or your Members, employees, agents, guests or invitees for any reason and for all causes of action, will not exceed the total Membership Fees paid by you to us under this Agreement in the twelve (12) months prior to the claim arising. None of the WeWork Parties will be liable under any cause of action, for any indirect, special, incidental, consequential, reliance or punitive damages, including loss of profits or business interruption. You acknowledge and agree that you may not commence any action or proceeding against any of the WeWork Parties, whether in contract, tort, or otherwise, unless the action, suit, or proceeding is commenced within one (1) year of the cause of action’s accrual. Notwithstanding anything contained in this Agreement to the contrary, you acknowledge and agree that you shall not commence any action or proceeding against any of the WeWork Parties other than the WeWork Party you are directly contracting with hereunder and the assets of such person for any amounts due or for the performance of any obligations in connection with this Agreement.

d.	Indemnification. You will indemnify the WeWork Parties from and against any and all claims, including third party claims, liabilities, and expenses including reasonable attorneys’ fees, resulting from any breach or alleged breach of this Agreement by you or your Members or your or their guests, invitees or pets or any of your or their actions or omissions, except to the extent a claim results from the gross negligence, willful misconduct or fraud of the WeWork Parties. You are responsible for the actions of and all damages caused by all persons and pets that you, your Members or your or their guests invite to enter any of the Premises, including but not limited to any vendors hired by you that enter the Premises. You shall not make any settlement that requires a materially adverse act or admission by us or imposes any obligation upon any of the WeWork Parties unless you have first obtained our or the relevant WeWork Party’s written consent. None of the WeWork Parties shall be liable for any obligations arising out of a settlement made without its prior written consent.

e.	Insurance. You are responsible for maintaining, at your own expense and at all times during the Term and for a period of two (2) years after, personal property insurance and commercial general liability insurance covering you and your Members for property loss and damage, injury to your Members and your Members’ guests or pets and prevention of or denial of use of or access to, all or part of the Premises, in form and amount appropriate to your business. You will ensure that WeWork and the landlord of the applicable Premises shall each be named as additional insureds on any such policies of insurance and that you waive any rights of subrogation you may have against WeWork and the landlord of the applicable premises. You shall provide proof of insurance upon our request.

f.	Pets. If the Office Space is in Premises designated by us to be one in which pets are permitted, and if any Member plans on regularly bringing a pet into the Office Space or otherwise into the Premises, we may require this Member to produce proof of vaccination for such pet and evidence of compliance with applicable local regulations. If any of your Members brings a pet into the Premises, you will be responsible for any injury or damage caused by this pet to other members or guests or other occupants of the Premises or to the property of (i) WeWork or any employees, members or guests or (ii) the owner(s) or other occupants of the Premises. None of the WeWork Parties will be responsible for any injury to such pets. We reserve the right to restrict any Member’s right to bring a pet into the Premises in our sole discretion.

g.	Other Members. We do not control and are not responsible for the actions of other Member Companies, Members, or any other third parties. If a dispute arises between Member Companies, members or their invitees or guests, we shall have no responsibility or obligation to participate, mediate or indemnify any party.

h.	Privacy. We collect, process, transfer and secure personal data about you and your Members pursuant to the terms of our Privacy Policy, which can be found on our website (www.wework.com/legal/privacy), and in accordance with all applicable data protection laws. Note that you are not obligated to provide us with personal information and any information collected by us will be provided by you at your own will and with your explicit consent granted herein by execution of this Agreement. You hereby (i) undertake, where necessary, to obtain consent from such Member to the collection, processing, transferring and securing of data described herein and (ii) confirm that you in fact collect and process such Member’s personal data in accordance with applicable law.

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8.	ARBITRATION AND CLASS ACTION WAIVER

a.	Governing Law. This Agreement and the transactions contemplated hereby shall be governed by and construed under the law of the State of New York, U.S.A. and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods or New York’s or any other implementation of the Uniform Computer Information Transactions Act.

b.	Venue. Except that either party may seek equitable or similar relief from any court of competent jurisdiction, any dispute, controversy or claim arising out of or in relation to this Agreement, or at law, or the breach, termination or invalidity of this Agreement, that cannot be settled amicably by agreement of the parties to this Agreement shall be finally settled in accordance with the arbitration rules of JAMS then in force, by one or more arbitrators appointed in accordance with said rules. The place of arbitration shall be New York, New York, U.S.A.

c.	Proceedings; Judgment. The proceedings shall be confidential and in English. The award rendered shall be final and binding on both parties. Judgment on the award may be entered in any court of competent jurisdiction. In any action, suit or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded, the prevailing party’s reasonable attorneys’ fees and other fees, costs and expenses of every kind in connection with the action, suit or proceeding, any appeal or petition for review, the collection of any award or the enforcement of any order, as determined by the arbitrator(s) or court, as applicable. This Agreement shall be interpreted and construed in the English language, which is the language of the official text of this Agreement.

d.	Class Action Waiver. Any proceeding to resolve or litigate any dispute in any forum will be conducted solely on an individual basis. Neither you nor we will seek to have any dispute heard as a class action or in any other proceeding in which either party acts or proposes to act in a representative capacity. No proceeding will be combined with another without the prior written consent of all parties to all affected proceedings. You and we also agree not to participate in claims brought in a private attorney general or representative capacity, or any consolidated claims involving another person's account, if we are a party to the proceeding. YOU ARE GIVING UP YOUR RIGHT TO PARTICIPATE AS A CLASS REPRESENTATIVE OR CLASS MEMBER ON ANY CLASS CLAIM YOU MAY HAVE AGAINST US INCLUDING ANY RIGHT TO CLASS ARBITRATION OR ANY CONSOLIDATION OF INDIVIDUAL ARBITRATIONS.

9.	MISCELLANEOUS

a.	Nature of the Agreement; Relationship of the Parties. Your agreement with us is the commercial equivalent of an agreement for accommodation in a hotel. The whole of the Office Space remains our property and in our possession and control. We are giving you the right to share with us the use of the Office Space so that we can provide the Services to you. Notwithstanding anything in this Agreement to the contrary, you and we agree that our relationship is not that of landlord-tenant or lessor-lessee and this Agreement in no way shall be construed as to grant you or any Member any title, easement, lien, possession or related rights in our business, the Premises, the Office Space or anything contained in or on the Premises or Office Space. This Agreement creates no tenancy interest, leasehold estate, or other real property interest. The parties hereto shall each be independent contractors in the performance of their obligations under this Agreement, and this Agreement shall not be deemed to create a fiduciary or agency relationship, or partnership or joint venture, for any purpose. Neither party will in any way misrepresent our relationship.

b.	Updates to the Agreement. Changes to membership and overage fees, will be governed by Section 4(b) and 4(d) of this Agreement, respectively. We may from time to time update this Agreement and will provide notice to you of these updates. You will be deemed to have accepted the new terms of the Agreement following the completion of two (2) full calendar months after the date of notice of the update(s). Continued use of the Office Space or Services beyond this time will constitute acceptance of the new terms.

c.	Waiver. Neither party shall be deemed by any act or omission to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the waiving party.

d.	Subordination. This Agreement is subject and subordinate to our lease with our landlord of the Premises and to any supplemental documentation and to any other agreements to which our lease with such landlord is subject to or subordinate. However, the foregoing does not imply any sublease or other similar relationship involving an interest in real property.

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e.	Extraordinary Events. WeWork will not be liable for, and will not be considered in default or breach of this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions that are beyond WeWork’s reasonable control, including without limitation (i) any delays or changes in construction of, or WeWork’s ability to procure any space in, any Premises, and (ii) any delays or failure to perform caused by conditions under the control of our landlord at the applicable Premises.

f.	Severable Provisions. Each provision of this Agreement shall be considered separable. To the extent that any provision of this Agreement is prohibited, this Agreement shall be considered amended to the smallest degree possible in order to make the Agreement effective under applicable law.

g.	Survival. Sections 1, 2(c), 4 (to the extent any payments remain outstanding), 5(c), 5(e), 5(f), 6(b), 7(a) through 7(e), 7(g), 8, and 9 and all other provisions of this Agreement reasonably expected to survive the termination or expiration of this Agreement will do so.

h.	Notices. Any and all notices under this Agreement will be given via email, and will be effective on the first business day after being sent. All notices will be sent via email to the email addresses specified on the Membership Details Form, except as otherwise provided in this Agreement. WeWork may send notices to either (or both) the Primary Member or the Authorized Signatory, as WeWork determines in its reasonable discretion. Notices related to the physical Office Space, Premises, Members, other Member Companies or other issues in the Premises should be sent by the Primary Member. Notices related to this Agreement or the business relationship between you and WeWork should be sent by your Authorized Signatory. In the event that we receive multiple notices from different individuals within your company containing inconsistent instructions, the Authorized Signatory’s notice will control unless we decide otherwise in our reasonable discretion.

i.	Headings; Interpretation. The headings in this Agreement are for convenience only and are not to be used to interpret or construe any provision of this Agreement. Any use of “including,” “for example” or “such as” in this Agreement shall be read as being followed by “without limitation” where appropriate. References to any times of day in this Agreement refer to the time of day in the Office Space’s time zone.

j.	No Assignment. Except in connection with a merger, acquisition, corporate reorganization, or sale of all or substantially all of the shares or assets of you or your parent corporation, you may not transfer or otherwise assign any of your rights or obligations under this Agreement (including by operation of law) without our prior consent. We may assign this Agreement without your consent.

k.	Sanctions. You hereby represent and warrant that (i) during the term of this Agreement you and your Members will comply with all applicable U.S. and non-U.S. economic sanctions and export control laws and regulations, including but not limited to the economic sanctions regulations implemented under statutory authority and/or Executive Orders and administered by the U.S. Treasury Department's Office of Foreign Assets Control ( “OFAC”) (31 C.F.R. Part 500 et seq.), the U.S. Commerce Department’s Export Administration Regulations (15 C.F.R. Part 730 et seq.), the economic sanctions rules and regulations of the European Council, United Kingdom, and EU Member States, and EU's Dual-use Regulation 428/2009 (collectively, “Trade Control Laws”); (ii) neither you nor any of your Members, subsidiaries or affiliates, nor directors or officers is (a) a citizen or resident of, an entity organized under the laws of, or otherwise located in, a country subject to comprehensive territorial sanctions maintained by OFAC (hereinafter referred to as “Sanctioned Countries”), (b) identified on U.S. Government restricted party lists including the Specially Designated Nationals List and Foreign Sanctions Evaders List administered by OFAC; the Denied Parties List, Unverified List or Entity List maintained by the U.S. Commerce Department Bureau of Industry and Security; or the List of Statutorily Debarred Parties maintained by the U.S. State Department Directorate of Defense Trade Controls, (c) a listed person or entity on the Consolidated List of persons and entities subject to asset-freezing measures or other sanctions maintained by the European Union, and by the Member States of the European Union, or (d) a person or entity subject to asset-freezing measures or other sanctions maintained by the United Kingdom's HM Treasury (collectively referred to herein as "Restricted Parties"); (iii) neither you nor any of your Members, subsidiaries and/or affiliates are 50% or more owned, individually or in the aggregate, directly or indirectly by one or more Restricted Parties or otherwise controlled by Restricted Parties; (iv) less than 10% of your total annual revenues are, and will continue to be for the duration of the Agreement, generated from activities involving, directly or indirectly, one or more of the Sanctioned Countries; and (v) neither you nor any of your Members will, at any time during the Term, engage in any activity under this Agreement, including the use of Services provided by WeWork in connection with this Agreement, that violates applicable Trade Control Laws or causes WeWork to be in violation of Trade Control Laws.

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l.	Anti-Money Laundering. You hereby represent and warrant that at all times you and your Members have conducted and will conduct your operations in accordance with all laws that prohibit commercial or public bribery and money laundering (the “Anti-Money Laundering Laws”), and that all funds which you will use to comply with your payments obligations under this Agreement will be derived from legal sources, pursuant to the provisions of Anti-Money Laundering Laws. You will provide us with all information and documents that we from time to time may request in order to comply with all Anti-Money Laundering Laws.

m.	Anti-Corruption Laws. Neither you nor any of your Members, your directors, officers, employees, agents, subcontractors, representatives or anyone acting on your behalf, (i) has, directly or indirectly, offered, paid, given, promised, or authorized the payment of any money, gift or anything of value to: (A) any Government Official or any commercial party, (B) any person while knowing or having reason to know that all or a portion of such money, gift or thing of value will be offered, paid or given, directly or indirectly, to any Government Official or any commercial party, or (C) any employee or representative of WeWork for the purpose of (1) influencing an act or decision of the Government Official or commercial party in his or her official capacity, (2) inducing the Government Official or commercial party to do or omit to do any act in violation of the lawful duty of such official, (3) securing an improper advantage or (4) securing the execution of this Agreement, (ii) will authorize or make any payments or gifts or any offers or promises of payments or gifts of any kind, directly or indirectly, in connection with this Agreement, the Services or the Office Space. For purposes this section, “Government Official” means any officer, employee or person acting in an official capacity for any government agency or instrumentality, including state-owned or controlled companies, and public international organizations, as well as a political party or official thereof or candidate for political office.

n.	Compliance with Laws. You hereby represent and warrant that at all times you and your Members have conducted and will conduct your operations ethically and in accordance with all applicable laws.

o.	Brokers. You hereby represent and warrant that you have not used a broker or realtor in connection with the membership transaction covered by this Agreement, except as may be provided for in the WeWork broker referral program. You hereby indemnify and hold us harmless against any claims arising from the breach of any warranty or representation of this paragraph.

p.	Entire Agreement. This Agreement, including the Membership Details Form, constitutes the entire agreement between the parties relating to the subject matter hereof and shall not be changed in any manner except by a writing executed by both parties or as otherwise permitted herein. All prior agreements and understandings between the parties regarding the matters described herein have merged into this Agreement.

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